Exhibit 23.1

KPMG LLP
Suite 100
420 20th Street North
Birmingham, AL 35203-3207

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Hibbett Sports, Inc.:

We consent to the incorporation herein by reference of our report dated March 31, 2015, with respect to (i) the consolidated balance sheets of Hibbett Sports, Inc. and subsidiaries as of January 31, 2015 and February 1, 2014, and the related consolidated statements of operations, stockholders' investment, and cash flows for each of the years in the three-year period ended January 31, 2015 and (ii) the effectiveness of internal control over financial reporting as of January 31, 2015, which report appears in the January 31, 2015 Annual Report on Form 10-K of Hibbett Sports, Inc.

/s/ KPMG LLP

Birmingham, Alabama
June 12, 2015

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
("KPMG International"), a Swiss entity.

END OF EXHIBIT 23.1